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                                                                       EXHIBIT 1

                                     DELTA
                          ---------------------------
                             GALIL INDUSTRIES LTD.

                                                      Tel-Aviv, November 5, 2002

To                          To                            To
Securities Authority        Tel-Aviv Stock Exchange       Registrar of Companies
22 Kanfei Nesharim St.      54 Ahad Ha'am St.             P.O. Box 767
Jerusalem 95464             Tel-Aviv 65202                Jerusalem
---------------             --------------                ---------

BY REGISTERED MAIL
AND FAX: 02-6513940         BY FAX: 03-5105379            BY REGISTERED MAIL


Ladies and Gentlemen:

       RE: DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") - IMMEDIATE REPORT
              ANNUAL GENERAL MEETING OF SHAREHOLDERS OF THE COMPANY


We hereby notify you that at the Company's Annual Meeting of Shareholders held November 5, 2002 the following resolutions were adopted:

1. To elect the following directors: Dov Lautman, Dan Proper, Aharon Dovrat, Amior Vinocourt, Zalman Shalev, Noam Lautman, Harvey M. Krueger, Ann E. Ziegler, Lee A. Chaden, R. Henry Kleeman and Peter Petrillo. Gideon Lahav will continue to serve as an External Director.

2.   To appoint Amiram Sivan as an External Director.

3. That the Companies Regulations (Rules Regarding Remuneration and Expenses for an External Director) - 2000 (the "Regulations"), as they will be in force on the relevant date, shall apply - until otherwise resolved - to the terms of service of all directors of the Company, present and future (including External Directors), and the salary of all directors of the Company, present and future (including External Directors) shall comprise, until otherwise resolved, the "fixed amounts" for yearly remuneration and for remuneration for participation pursuant to the Regulations, as shall be adjusted from time to time.

4. That the terms of service and remuneration of Noam Lautman as a Director in the Company, from the date of his appointment (30 October 2001) and for as long as he serves as a Director in the Company - shall be identical to the terms of service and remuneration of the other Directors in the Company, pursuant to the Companies Regulations (Rules Regarding Remuneration and Expenses for an External Director) - 2000.

5. To receive the Company's financial reports for the year ended December 31, 2001.

6. To reappoint the accounting firm of Kesselman & Kesselman as the Company's independent auditors for the fiscal year ending December 31, 2002, and authorize the board of directors to determine their compensation.


                          Yours respectfully,

                          Yossi Hajaj, Secretary and Comptroller of the Company Delta Galil Industries Ltd.
                          Public Company number 520025602


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL

             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com